Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, par value $0.01 per share, of ATA Creativity Global, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Pengjian Shi

By:   /s/ Pengjian Shi

TCC Management Limited

By:   /s/ Pengjian Shi

Name: Pengjian Shi

Title: Director

CL-TCC

By:   /s/ Pengjian Shi

Name: Pengjian Shi

Title: Director